EXHIBIT 99.1

AFFYMETRIX, INC. ANNOUNCES INTENTION TO OFFER $100 MILLION SENIOR
CONVERTIBLE NOTES

Santa Clara, California – December 8, 2003 – Affymetrix, Inc. (NASDAQ: AFFX) announced today its intention to commence an offering of $100 million principal amount of Senior Convertible Notes Due 2033 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible into Affymetrix common stock at a price to be determined. The notes will be redeemable at the company’s option beginning December 15, 2008 at a redemption price of 100% of their principal amount. Holders of the notes will have the right to require the company to repurchase some or all of their notes on December 15, 2008, December 15, 2013, December 15, 2018, December 15, 2023 and December 15, 2028 and upon a fundamental change of Affymetrix at a repurchase price of 100% of their principal amount. The company expects to grant the initial purchasers an option to purchase up to an additional $15 million principal amount of notes.

Affymetrix plans to announce on December 9, 2003 the redemption of all of its outstanding 5% convertible subordinated notes due 2006, of which $102 million in aggregate principal amount are currently outstanding. Subject to the completion of the offering of the Senior Convertible Notes, the Company also plans to redeem all of its outstanding 4.75% convertible subordinated notes due 2007, of which $165.5 million in aggregate principal amount are currently outstanding, and will fund the redemption with the proceeds from the sale of the notes and available cash.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.